Exhibit 99.1

Eagle Broadband Reports Third Quarter 2006 Results

HOUSTON, Apr 12, 2006 (BUSINESS WIRE) -- Officials with Eagle Broadband, Inc. (AMEX: EAG), a national provider of broadband, Internet Protocol (IP) and digital communications technology and services, today announced financial results for its fiscal 2006 third quarter ending May 31.

Total revenues in the third quarter were $859,000 reflecting a 71 percent decrease in revenue compared to revenues of $2.9 million for the same period last year. The decrease in revenue is primarily due to a one-time sale of security contracts in the same period of the prior year. Cost-of-goods-sold decreased by 52 percent to $1.2 million for the third quarter, as compared to $2.4 million for the third quarter of fiscal 2005. The result was a negative gross margin of $295,000 for the third quarter as compared to a positive gross margin of $593,000 for the same period last year. Year-to-date, the company has positive gross margin of $525,000, compared to negative gross margin in the prior year-to-date of $522,000.

Operating expenses continue to show improvement as compared to the same period last year, with an overall decrease of 63 percent. Eagle incurred approximately $2.1 million in operating expenses for the third quarter, compared to $5.6 million for the same period last year. Operating expenses have materially reduced due to continued efforts to reduce operational overhead, including a $1.9 million decrease in professional fees.

As a result, the quarterly loss from operations was approximately $2.4 million, which is a reduction of 53 percent as compared to a quarterly loss from operations of approximately $5 million for the prior year.

"Throughout the third quarter, we have continued to realign staff and resources into our key market areas: IPTVComplete(TM) and set-top boxes, SatMAX(R) and IT Services," said Dave Micek, president and CEO of Eagle Broadband.

"This quarter, we concluded the sale of our residential security monitoring business and implemented an operating agreement under which our traditional cable business northwest Houston is now operated by a third party. We are aggressively pursuing our strategy of building our own super head-end in Miami to provide IPTVComplete to MDUs, and expect to have it lit during the first quarter. We are aggressively marketing our new first responder 'SatMAX-solution-in-a-suitcase' to municipalities and corporate customers to help them prepare for the hurricane season. Lastly, we are rolling out our newest set-top box, the IP3000HD, to build on our present hospitality HD leadership position with a unit that is highly price competitive," Micek continued.

A summary of financial and operational highlights:

-- Achieved a 52% reduction in cost-of-goods sold during the third quarter verses the same period last year
-- Achieved a 63% reduction in operating expenses compared to the same period last year
-- Achieved a 53% reduction in loss from operations this quarter to $2.4 million, as compared to the comparable period last year, which showed a quarterly net loss of $5.0 million
-- Achieved a $1.9 million reduction in professional fees
-- Conducted a successful IPTVComplete field test in Miami
-- Signed new IPTV content providers
-- Signed five-year, $1 million extended warranty deal with KoolConnect Technologies
-- Received a purchase order of $700,000 in high-definition set-top boxes from KoolConnect Technologies
-- Introduced new IP3000HD set-top box in June
-- Introduced Alpha SatMAX to the first-responder market
-- Received repeat SatMAX orders from Textron and Norfolk Southern Railroad
-- Installed a VOIP system for Renaissance Healthcare
-- Installed a wireless IP surveillance for Houston Southwest Airport
-- Installed a fiber network for Bargain Networks

About Eagle Broadband

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

-- IPTV -- Eagle Broadband's IPTVComplete(TM) provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes.
-- SatMAX(R) -- Eagle Broadband's SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha "SatMAX in a suitcase" technology.
-- IT Services -- Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including Void, remote network management, network implementation services and IT project management services.

The company is headquartered in League City {Greater Houston area}, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Jackie Hutto
281-335-0200
Contact via http://www.marketwire.com/mw/emailprcntct?id=22D7376937A3D9A0

SOURCE: Eagle Broadband, Inc.